EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-00848, No. 333-76851, No. 333-79337, No. 333-82257, No. 333-38860, No. 333-66068, No. 333-105620, No. 333-120708, No. 333-133003, No. 333-141237, No. 333-149763, No. 333-158002, No. 333-165512, No. 333-173093, No. 333-180238, No. 333-183241 and No. 333-210311 on Form S-8 of our report dated March 15, 2018, relating to the consolidated financial statements and financial statement schedule of PCM, Inc. and subsidiaries, and the effectiveness of PCM Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PCM, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 15, 2018